Exhibit 99.1

Contact:	Susannah R. Robinson
Director, Investor Relations
(617) 342-6129
CABOT ANNOUNCES FOURTH QUARTER AND FISCAL YEAR OPERATING
RESULTS
BOSTON, MA (November 2, 2005) — Cabot Corporation (CBT/NYSE) today announced a net loss of $52 million (a loss of $0.91 per common share) for the fourth quarter of fiscal year 2005 ended September 30, 2005, compared with earnings of $15 million ($0.23 per diluted common share) for the year ago quarter. The fourth fiscal quarter 2005 results included $85 million ($1.38 per common share) of after tax charges from certain items and discontinued operations, compared with $11 million ($0.16 per diluted common share) of after tax charges for certain items and discontinued operations for the same quarter of fiscal year 2004. Included in certain items for the fourth quarter of fiscal 2005 is a pre-tax writedown of $110 million associated with the Supermetals Business resulting from an asset impairment analysis. As described in more detail below, the analysis that resulted in this charge is based on the Company’s current best estimates. These estimates are still being refined, which could cause an adjustment to earnings for the fourth quarter of fiscal year 2005. The amount of this charge will be finalized by the Company’s filing of its Annual Report on Form 10-K. For the fiscal year ended September 30, 2005, the Company reported a loss of $41 million (a loss of $0.73 per common share) compared with earnings of $124 million ($1.82 per diluted common share) for fiscal year 2004. The fiscal 2005 full year results included $183 million ($2.80 per common share) of after tax charges for certain items and discontinued operations, compared with $14 million ($0.20 per diluted common share) of after tax charges for certain items and discontinued operations for fiscal year 2004. Further details concerning certain items and discontinued operations are included in Exhibit I of the press release.
     In commenting on the results, Kennett F. Burnes, Cabot’s Chairman and CEO, said, “This has been a very difficult year for us with the rapid rise in our energy costs and the weak market conditions facing our Supermetals business. These challenges and the initiatives taking place to address them, resulted in financial performance for the quarter and the fiscal year that was well below our expectations. Although we are very disappointed with the results, we believe that the Company as a whole is healthy and well positioned to perform at a high level in the future.”
     Before any asset impairments, the Supermetals Business reported $7 million in operating profits for the fourth quarter of fiscal year 2005, compared to $22 million in the fourth quarter of fiscal year 2004 and $13 million in the third quarter of fiscal year 2005. Before certain items and asset impairments, the business reported $52 million in operating profits for fiscal year 2005 compared to $77 million in fiscal year 2004.
     The Supermetals business is facing the expiration of the fixed price and fixed volume portion of its long-term contracts during a period of significant weakness in the tantalum industry and is working hard to reduce the cost structure of the business. “I am pleased to report that at our Boyertown plant we have reached agreement with the Local 619C of the International Chemical Workers Union Council / United Food and Commercial Workers on a collective bargaining agreement that settles the labor dispute that began in June. The new agreement dramatically improves our operating flexibility and efficiency and, combined with workforce reductions, has enabled us to significantly lower our costs,” said Burnes.

     The Company decided during the quarter to stop its efforts to manufacture and sell finished tantalum sputtering targets to the end users in the sputtering target market, and focus its efforts on the sale of tantalum plate to the sputtering target manufacturers. The Company believes that by doing this it can sell significantly greater amounts of tantalum, thus reducing the overall per pound manufacturing costs at its Boyertown facility.
     As part of the various cost reduction initiatives in the Supermetals business, the Company recorded a charge of $15 million for staff reductions and the abandonment of certain assets during the fourth quarter of fiscal year 2005.
     The Company remains in arbitration with the Sons of Gwalia regarding the price at which it will purchase tantalum ore under its long term raw materials contract. “The Sons of Gwalia matter is complex and continuing,” commented Burnes. “If Gwalia prevails, we could be burdened with an obligation to buy tantalum ore at well above current prices for a five year period.” The Company does not expect a final arbitration decision before the end of the first calendar quarter of 2006.
     Because of these issues, as well as the forecasted market conditions in the Supermetals business, the Company, in accordance with accounting requirements, conducted an asset impairment analysis of the long lived assets of the Supermetals business. The total book value of these assets is $144 million. The result of the analysis indicated that the long lived assets were impaired and, therefore, should be written down to fair value. Accordingly, the Company has recorded an estimated pre-tax charge of $110 million ($70 million after tax), which is its best current estimate of the required writedown, in the fourth quarter’s results. The estimated fair values of the assets are still being refined, but in no event could the writedown exceed their $144 million book value. The total tax implications of this writedown on the Company’s deferred tax assets and its tax rate going forward are still being analyzed and will be reflected in the Company’s Annual Report on Form 10-K.
     The Chemicals Business reported a fourth quarter operating loss of $3 million compared to operating profits of $17 million for the same period in fiscal year 2004 and $30 million for the third quarter of fiscal year 2005. For the full fiscal year, the Chemicals Business reported operating profits of $110 million compared to operating profits of $132 million for fiscal year 2004.
     Carbon black reported a decrease of $20 million in operating profits in the quarter compared to the fourth quarter of fiscal year 2004 and a $31 million decrease compared to the third quarter of fiscal year 2005. For the full fiscal year, carbon black profitability decreased $22 million when compared to fiscal year 2004. The carbon black business was adversely affected during the quarter by the rise in feedstock and other energy costs, the increased costs associated with its LIFO accounting methodology in North America, and the effects of the hurricanes on the gulf coast. The carbon black business increased its volume year over year by roughly 4% driven by its rapidly growing business in China and other developing markets as well as increased volumes from its long-term tire contracts. The business was able to significantly reduce its inventory during the fourth quarter of fiscal 2005, which adversely impacted profitability but positively impacted cash flow.

     For the fourth quarter of fiscal year 2005, the fumed metal oxides business reported a decrease of $2 million in operating profits when compared to the fourth quarter of fiscal year 2004 and a decrease of $4 million compared to the third quarter of fiscal year 2005. For the full fiscal year 2005 the business reported a decrease of $2 million of operating profits when compared to fiscal year 2004. The business was challenged during the fourth quarter and fiscal year with lower volumes in the electronics segment of the business which were more than offset by volume growth in other segments. This resulted in negative price mix, which impacted the profitability of the business. Inventory drawdown, inventory writeoffs, higher energy costs and costs associated with the anticipated startup of its new fumed silica plant in Jiangxi, China also affected the business results during the fiscal year.
     Inkjet volumes increased 29% over the fourth quarter of fiscal 2004 and 9% over the third quarter of fiscal year 2005 driven by new printer launches, year over year, and steady growth in the aftermarket segment compared to the third quarter of fiscal year 2005. For the full fiscal year 2005, the business reported a solid increase in profitability driven by a 30% increase in volumes over fiscal year 2004. The business continues to make excellent progress in developing treated pigments which will enable inkjet printing to compete with other printing technologies and to penetrate into higher volume printing applications.
     The Specialty Fluids Business reported $7 million in operating profits for the fourth quarter of fiscal year 2005, which was a $2 million increase over the year ago quarter and sequentially resulting from a substantial increase in the volume of fluid being used. For fiscal year 2005, the business reported $17 million in operating profits, a $11 million increase over fiscal year 2004 due to strong fluid utilization.
     During the fourth quarter of fiscal year 2005, the Company received a favorable tax settlement with the Internal Revenue Service’s Appeals Office, approved by the Joint Committee on Taxation, with respect to the examination of the 1997 through 1999 tax years, as well as the Company’s refund claims from the carryback of research and foreign tax credits. This settlement favorably impacted net income by $23 million or $0.38 per common share.
     With respect to the future, Burnes said, “I am optimistic about the overall health of the Company. As we move into 2006 we will see our carbon black capacity expansion in Brazil come on line as well as our new plants in China for both carbon black and fumed silica. I believe that both Inkjet Colorants and Specialty Fluids achieved very important milestones this year and are well positioned to become significant contributors to the overall Company performance in the future.”
     Burnes continued, “It is an exciting time for the Company to see growth in our new businesses as well as continued growth and overall good health in carbon black and fumed metal oxides. We are continuing to do everything we can to reduce costs in the Supermetals business and improve our competitive position. I believe that the Company is positioned well to perform at a high level in the future.”
     Cabot Corporation has changed its segment reporting structure to better reflect the way it manages and thinks about its businesses, and will report under this structure beginning with the filing of its 2005 Annual Report on Form 10-K. Under the new structure, the Company will break the Chemicals Business into two segments, the Carbon

Black Business and the Metal Oxides Business, and will now report on four business segments: the Carbon Black Business, the Metal Oxides Business, the Supermetals Business, and the Specialty Fluids Business. Basic financial information on the Company’s new reporting segments is available in the Supplemental Business Information.
     For those interested in more detailed information Cabot’s fourth quarter fiscal year 2005 results, please see the Supplemental Business Information available on the Company’s website in the Investor Relations section: http:// investor.cabot-corp.com.
Included above are forward-looking statements relating to management’s expectations regarding Cabot’s future business performance and overall prospects; prospects for the Supermetals Business, particularly with respect to cost reduction initiatives, tantalum sales in the indirect sputtering target market, and the price at which Cabot may be obligated to buy tantalum ore from the Sons of Gwalia; growth in inkjet colorants and the Specialty Fluids Business; and the timing of capacity expansion for carbon black and fumed silica. The following are some of the factors that could cause Cabot’s actual results to differ materially from those expressed in the forward-looking statements: a continuing rise in feedstock and other energy costs; the Company’s ability to generate cost savings and implement restructuring initiatives; lower than expected demand in the indirect sputtering target market; the outcome of the arbitration with Sons of Gwalia; the accuracy of assumptions made concerning forecasted sales and raw material and production costs in the Supermetals business in connection with the asset impairment analysis; the Company’s ability to maintain and grow its position in the small office, home office printing market and to participate in the growth in emerging inkjet applications for black colorants and to develop and commercialize colored pigments (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products or difficulties in moving from the experimental stage to the manufacturing stage); the success of the Specialty Fluids Business in gaining wider acceptance by the energy industry of cesium formate as a drilling fluid and to penetrate new markets (including development of the required logistics ability to reach remote markets); and the timely completion and start-up of capacity expansion projects. Other factors and risks are discussed in the Company’s 2004 Annual Report on Form 10-K and subsequent periodic reports and filings made with the Securities and Exchange Commission.

     Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.

Fourth Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2005	2004	2005	2004

Net sales and other operating revenues	$556	$496	$2,123	$1,934
Cost of sales	490	386	1,692	1,457

Gross profit	$66	$110	$431	$477

Selling and administrative expenses	67	52	240	217
Research and technical expenses	15	14	59	53
Goodwill asset impairment	—	—	90	—
Long-lived asset impairment	110	—	110	—

Income (loss) from operations	$(126)	$44	$(68)	$207

Other income and expense
Interest and dividend income	1	2	6	6
Interest expense	(5)	(8)	(29)	(30)
Other income (expense)	2	(18)	9	(19)

Total other income and expense	(2)	(24)	(14)	(43)

Income (loss) from continuing operations before income taxes	(128)	20	(82)	164

Benefit (provision) for income taxes	72	(5)	41	(39)
Equity in net income of affiliated companies, net of tax	6	1	12	6
Minority interest in net income, net of tax	(2)	(2)	(12)	(9)

Income (loss) from continuing operations	(52)	14	(41)	122

Discontinued operations
Income from operations of discontinued businesses, net of tax	—	1	—	2

Net income (loss)	(52)	15	(41)	124
Dividends on preferred stock	(1)	(1)	(3)	(3)

Income (loss) available to common shares	$(53)	$14	$(44)	$121

Diluted earnings per share of common stock
Income (loss) from continuing operations	$(0.91)	$0.21	$(0.73)	$1.79
Income from operations of discontinued businesses	$—	$0.02	$—	$0.03

Net income (loss)	$(0.91)	$0.23	$(0.73)	$1.82

Weighted average common shares outstanding
Diluted (A)	59	68	60	68
(A)	The weighted average common shares outstanding for the quarter and year ending September 30, 2005 excludes approximately 9 million and 8 million shares, respectively, as those shares would be antidilutive due to the Company’s net loss position.

Fourth Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2005	2004	2005	2004

SALES
Chemicals Business	$445	$398	$1,721	$1,546
Supermetals Business	90	80	346	338
Specialty Fluids	14	13	40	27

Segment sales (A)	549	491	2,107	1,911
Unallocated and other (B)	7	5	16	23

Net sales and other operating revenues	$556	$496	$2,123	$1,934

SEGMENT PROFIT (LOSS)
Chemicals Business	$(3)	$17	$110	$132
Supermetals Business	7	22	52	77
Specialty Fluids	7	5	17	6

Total Segment Profit (C)	11	44	179	215

Interest expense	(5)	(8)	(29)	(30)
General unallocated income (expense) (D)	(128)	(15)	(220)	(15)
Less: Equity in net income of affiliated companies, net of tax	(6)	(1)	(12)	(6)

Income (loss) from continuing operations before income taxes	(128)	20	(82)	164
Benefit (provision) for income taxes	72	(5)	41	(39)
Equity in net income of affiliated companies, net of tax	6	1	12	6
Minority interest in net income, net of tax	(2)	(2)	(12)	(9)

Income (loss) from continuing operations	(52)	14	(41)	122
Discontinued operations
Income from operations of discontinued businesses, net of tax (E)	—	1	—	2

Net income (loss)	(52)	15	(41)	124
Dividends on preferred stock	(1)	(1)	(3)	(3)

Income (loss) available to common shares	$(53)	$14	$(44)	$121

Diluted earnings per share of common stock
Income (loss) from continuing operations	$(0.91)	$0.21	$(0.73)	$1.79
Income from operations of discontinued businesses (E)	$—	$0.02	$—	$0.03

Net income (loss)	$(0.91)	$0.23	$(0.73)	$1.82

Weighted average common shares outstanding
Diluted (F)	59	68	60	68
(A)	Segment sales for certain operating segments within the Chemical Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an elimination for sales of one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling fees.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies and excludes royalties paid by equity affiliates and allocated corporate costs.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in Exhibit I, including $110 million of long-lived asset impairment charges in the Supermetals Business for the quarter and twelve month period ending September 30, 2005 and $90 million of goodwill impairment charges in the Supermetals Business for the twelve month period ending September 30, 2005.

(E)	Income related to recoveries for a previously divested business, net of tax.

(F)	The weighted average common shares outstanding for the quarter and year ending September 30, 2005 excludes approximately 9 million and 8 million shares, respectively, as those shares would antidilutive due to the Company’s net loss position.

Fourth Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	September 30,	September 30,
	2005	2004
In millions	(unaudited)

Current assets	$1,243	$1,173
Net property, plant and equipment	848	918
Other non-current assets	294	335

Total assets	$2,385	$2,426

Current liabilities	$433	$372
Non-current liabilities	846	863
Stockholders’ equity	1,106	1,191

Total liabilities and stockholders’ equity	$2,385	$2,426

Working capital	$810	$801

CABOT CORPORATION

	Fiscal 2004					Fiscal 2005
In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Chemicals Business	$351	$399	$398	$398	$1,546	$405	$427	$444	$445	$1,721
Supermetals Business	87	85	86	80	338	77	86	93	90	346
Specialty Fluids	1	9	4	13	27	7	8	11	14	40

Segment Sales (A)	439	493	488	491	1,911	489	521	548	549	2,107
Unallocated and other (B)	7	7	4	5	23	6	6	(3)	7	16

Net sales and other operating revenues	$446	$500	$492	$496	$1,934	$495	$527	$545	$556	$2,123

Segment Profit (Loss)
Chemicals Business	$27	$43	$45	$17	$132	$36	$46	$30	$(3)	$110
Supermetals Business	21	16	18	22	77	16	16	13	7	52
Specialty Fluids	(2)	3	—	5	6	2	4	5	7	17

Total segment profit (C)	46	62	63	44	215	54	66	48	11	179

Income (Loss) Available to Common Shares
Interest expense	(7)	(7)	(8)	(8)	(30)	(8)	(8)	(8)	(5)	(29)
General unallocated income (expense) (D)	—	(3)	2	(15)	(15)	1	(91)	(2)	(128)	(220)
Less: Equity in net income of affiliated companies, net of tax	(2)	(1)	(2)	(1)	(6)	(2)	(2)	(2)	(6)	(12)

Income (Loss) from Continuing Operations before income taxes	37	51	55	20	164	45	(35)	36	(128)	(82)
(Provision) benefit for income taxes	(8)	(13)	(13)	(5)	(39)	(9)	(13)	(9)	72	41
Equity in net income of affiliated companies, net of tax	2	1	2	1	6	2	2	2	6	12
Minority interest in net income, net of tax	(1)	(3)	(3)	(2)	(9)	(3)	(4)	(3)	(2)	(12)

Income (Loss) from Continuing Operations	30	36	41	14	122	35	(50)	26	(52)	(41)
Discontinued Operations
Income (Loss) from Operations of Discontinued Businesses, net of income taxes (E) (F)	(1)	1	1	1	2	—	—	—	—	—

Net income (loss)	29	37	42	15	124	35	(50)	26	(52)	(41)
Dividends on preferred stock	(1)	(1)	—	(1)	(3)	(1)	—	(1)	(1)	(3)

Income (loss) available to common shares	$28	$36	$42	$14	$121	$34	$(50)	$25	$(53)	$(44)

Income (Loss) per common share
Income (loss) from Continuing Operations	$0.43	$0.53	$0.61	$0.21	$1.79	$0.51	$(0.84)	$0.39	$(0.91)	$(0.73)
Income (Loss) from Operations of Discontinued Businesses (E) (F)	(0.01)	0.01	0.01	0.02	0.03	—	—	—	—	—

Net income (loss)	$0.42	$0.54	$0.62	$0.23	$1.82	$0.51	$(0.84)	$0.39	$(0.91)	$(0.73)

Weighted average common shares outstanding
Diluted (G)	68	69	69	68	68	69	60	69	59	60

(A)	Segment sales for certain operating segments within the Chemical Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an elimination for sales for one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling fees.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies and excludes royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and certain items listed in Exhibit I, including $90 million of goodwill impairment charges in the Supermetals Business recorded in the second quarter of 2005 and $110 million of long-lived asset impairment charges in the Supermetals Business recorded in the fourth quarter of 2005.

(E)	Amounts in Q1 2004 relate to litigation associated with a previously divested business, net of tax.

(F)	Additional income in Q2 2004, Q3 2004 and Q4 2004 related to insurance recoveries for discontinued businesses, net of tax.

(G)	The weighted average common shares outstanding for the quarter ending March 31, 2005 and the quarter and year ending September 30, 2005 reflects the exclusion of those shares that would be antidilutive due to the Company’s net loss position in these periods. The shares excluded totalled approximately 9 million shares for the quarter ending March 31, 2005 and approximately 9 million and 8 million shares, respectively, for the quarter and year ending September 30, 2005.

Fourth Quarter Earnings Announcement, Fiscal 2005

CABOT CORPORATION CERTAIN ITEMS — Exhibit I

Periods ended September 30	Three Months				Twelve Months
Dollars in millions, except per share amounts (unaudited)	2005	2005	2004	2004	2005	2005	2004	2004
	$	per share(A)	$	per share(A)	$	per share(A)	$	per share(A)

Certain items before income taxes
Restructuring initiatives	$(3)	$(0.05)	$(2)	$(0.02)	$(16)	$(0.19)	$(6)	$(0.06)
Cost reduction initiatives	(15)	(0.19)	—	—	(15)	(0.19)	—	—
Goodwill asset impairment	—	—	—	—	(90)	(1.32)	—	—
Long-lived asset impairment charges	(110)	(1.02)	—	—	(110)	(1.02)
Investment impairment charges	—	—	(12)	(0.17)	—	—	(12)	(0.17)
Reserve for respirator claims	—	—	2	0.02	—	—	2	0.02
Other non-operating items	—	—	(1)	(0.01)	—	—	(2)	(0.02)
Impact of changes in shares for net loss (B)	—	(0.12)	—	—	—	(0.12)

Total certain items	(128)	(1.38)	(13)	(0.18)	(231)	(2.84)	(18)	(0.23)

Discontinued operations	—	—	1	0.02	—	—	2	0.03

Total certain items and discontinued operations pre-tax	(128)	(1.38)	(12)	(0.16)	(231)	(2.84)	(16)	(0.20)

Tax impact of certain items and discontinued operations (C)	43	—	1	—	48	0.04	2	—

Total certain items and discontinued operations after tax	$(85)	$(1.38)	$(11)	$(0.16)	$(183)	$(2.80)	$(14)	$(0.20)

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2005	2004	2005	2004

Statement of Operations Line Item
Cost of sales	$(14)	$(2)	$(26)	$(5)
Selling and administrative expenses	(2)	3	(3)	2
Research and technical service	(2)	—	(2)	—
Goodwill asset impairment	—	—	(90)	—
Long-lived asset impairment	(110)	—	(110)	—
Other (charges) income	—	(14)	—	(15)

Total certain items	$(128)	$(13)	$(231)	$(18)

(A)	Per share amounts are calculated after tax.

(B)	Due to the Company’s net loss for the quarter and year ending September 30, 2005, common shares totaling 9 million for the quarter and 8 million for the year are required to be excluded from the calculation of diluted earnings per share, as including them would have an antidilutive effect. However, in order to consistently present the per share impact of the certain items on the Company’s results from period to period, the certain items are calculated using the Company’s fully diluted weighted average common shares outstanding of 68 million. The impact of this change in the weighted average common shares outstanding on both income from continuing operations and certain items is reflected in this line.

(C)	Represents tax impact of certain items and discontinued operations. Year to date amount also includes $3 million of tax benefit related to the closure of the Altona facility.